UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K
____________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2017
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Waters Club Holdings, Inc.
(Exact Name of registrant in its charter)

Delaware	6770	27-5414522
(State or jurisdiction of incorporation	(Primary Standard Industrial	(I.R.S. Employer
or organization)	Classification Code Number)	Identification No.)

750 West Sunrise Boulevard
            Fort Lauderdale, FL 33311
(Address of Principal Executive Offices) (Zip Code)

            954-298-0906
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
____________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]  Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)
[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01    Changes in Control of Registrant

Following the indictment of Mr. Andrew Deme (See Section 5.02 below), the Company entered into a Settlement Agreement and Release with him, dated February 19th, 2018. Pursuant to the Agreement, Mr. Deme has agreed to contribute back to the Company's treasury approximately two-thirds of his shares of its common stock leaving him with a balance of 10.3% outstanding common stock. Mr. Deme was granted a 60-day option to buy back 10-million common shares. Mr. Deme has agreed to grant an irrevocable proxy for his shares of the Company's stock to the Company's Board of Directors and restrictions have been placed on the resale of his shares. He has also forgiven loans due-on-demand with balances as of March 31st, 2017 of $580,000.  In addition, Mr. Deme as waived and terminated certain prior obligations of the Company to him of approximately $140,000.00 in accrued salary and agreed to settlement payments paid over 12 months in the amount of $50,000.

Item 5.02    Departure of Directors or Principal Officers, Election of Directors Appointment of Principal Officers

On November 26th, 2017, Andrew Deme, the Company's then Chairman and former President and Chief Executive Officer, was indicted in US District Court in Connecticut by a Federal Grand Jury for conspiracy to commit mail and wire fraud stemming from his alleged role in a securities fraud scheme. It was alleged that half of all money paid by investors for shares of the Company's common stock (approximately $675,000.00) was used by Mr. Deme for the unlawful payment of sales commissions or finder's fees to promotors. On March 15th, 2018, Mr. Deme entered a guilty plea to a single count of conspiracy to commit mail and wire fraud and it is anticipated he will be sentenced on June 7th, 2018.

Previously, on October 12th, 2017, Mr. Deme, as a party to a Transition Agreement with the Company, resigned as President and Chief Executive Officer and retained his role as Chairman of the Board of Directors. On October 12, 2017, Mr. James, a current Director of the Company, was named as the President and Chief Executive Officer.

On December 7th, 2017 Mr. Deme resigned as Chairman and from the Board and Mr. Miguel Dotres, a current Director, was elected Chairman of the Board.

Item 8.01    Other Events

The Company has entered into an exclusive charter contract with one of the Company's yacht charter vendors, with an option to purchase a yacht if executed prior to September 31st, 2018. On November 7th, 2017 the Company completed an exclusive contract extension to our guest charter partner until September 31st, 2019.  Due to the 2017 Hurricane season, the Company has suspended charter operations in the US Virgin Islands during the regions rebuilding period and has moved to Bahamas for remainder of 2018. Company's guests have been agreeable with the changes and charters relocated to the Bahamas.  The Company hopes to restart its Virgin Island charter operations before the end of 2018, conditions permitting.

In November 2017 the Company closed a Private Placement Offering underwritten by Oberon Securities for $385,000.00. The company paid sales commissions of $7,700 and the proceeds were used for working capital.

In March 2018, the Company received a forbearance on a note with maturity date January 31st, 2018.

As described above Mr. Deme was indicted and plead guilty to one charge of conspiracy to commit mail and wire fraud. While the Company filed a lawsuit against Mr. Deme, it was dismissed with prejudice upon the execution of the Settlement Agreement and Release between the parties. The Company has reviewed its books and records to determine if there are any other unlawful payments and believes that no other such payments or expenses of a material amounts were made for improper Corporate purposes. Subject to the availability of cash resources the Company intends to re-engage its auditors to bring its SEC filings current. The Company continues to provide its charter operations booked thru 2018. Due to low operating margins, the Company continues to seek additional capital.

The Company acknowledges future claims could be made against the Company by shareholders, lenders, the SEC and other regulatory agencies which could adversely affect the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CLUB HOLDING, INC.

By:	/s/ James James
James James Chief Executive Officer

Date: April 2, 2018